SETTLEMENT AGREEMENT

         THIS SETTLEMENT AGREEMENT is entered into this 9th day of June 2000 by and between BLA INVESTMENT IRREVOCABLE TRUST by and through Bryan Bagley and Lisa Higley, Trustees (the "BLA TRUST"), BRYAN BAGLEY, an individual, LISA H1GLEY, an individual, AMANDA BAGLEY, an individual, MINING SERVICES INTERNATIONAL CORPORATION, a Utah corporation ("MSI"), JOHN T. DAY, an individual, LEX UDY, an individual, NATHAN L. WADE, an individual, and Stephen FLEISCHER, an individual (MSI, DAY, UDY, WADE and FLEISCHER are sometimes collectively referred to herein as "DEFENDANTS').

                                    RECITALS

         A. By a Voting Agreement, dated August 27, 1997 (the "Voting Agreement"), between MSI, Edward Dallin Bagley, Carolyn C. Bagley and Amanda Bagley shares of MSI held by them became subject to certain restrictions limiting how the shares may be voted.

         B. By a Stock Transfer Agreement effective as of April 12, 1999, Edward Dallin Bagley and Carolyn Bagley transferred certain MSI shares to the BLA TRUST.

         C. At the annual shareholders meeting of MSI, held on May 19, 1999, MSI refused to allow the BLA TRUST to vote the MSI shares it held outside of the restrictions imposed by the Voting Agreement.

         D. On or about January 20, 2000, the BLA TRUST filed an action against DEFENDANTS styled BLA Investment Irrevocable Trust v. Mining Services International Corp.,et al, Civ. No. 000900512 (Third Judicial District Court in and for Salt Lake County, Utah) (the "Action"), alleging that the DEFENDANTS acted wrongfully by refusing to allow the BLA TRUST to vote its shares outside of the restrictions imposed by the Voting Agreement, seeking declaratory relief as to the correct application of the Voting Agreement, and alleging other acts of wrongdoing.

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         E. The DEFENDANTS have generally denied the allegations of the
Complaint and have denied any acts of wrongdoing.

         F. The parties recognize that significant additional expense and time would be incurred to resolve the dispute between them by continuing with the Action, that continued prosecution of the litigation may have significant adverse effects upon all parties, and that cooperation and joint participation in addressing the issues facing MSI would be in the best interests of the corporation and its shareholders; for these and other reasons the parties desire now to resolve the dispute between them as set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the BLA TRUST, BRYAN BAGLEY, LISA HIGLEY, AMANDA BAGLEY, MSI, DAY, UDY, WADE, and FLEISCHER agree as follows:

         1. Board Vacancy. At a board meeting to be held on or before June 30, 2000 (the "June Board Meeting"), the MSI Board of Directors (the "MSI Board") will adopt a resolution to accept the resignation of Lex Udy and Stephen Fleischer from the MSI Board and to appoint Bryan Bagley and Fran Flood to fill the vacant positions. The resignation of Lex Udy and Stephen Fleischer shall become effective immediately upon the acceptance by Bryan Bagley and Fran Flood of the new board positions.

         2. Board Slate of Directors. At the June Board Meeting, the MSI Board will also nominate the seven members of the Board as then constituted, including Bryan Bagley and Fran Flood, to be the slate of proposed directors to be elected at the next annual shareholders meeting. Bryan Bagley and Fran Flood will receive the same compensation package as received by the independent members of the MSI Board.

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         3. Annual Shareholders Meeting. The annual shareholders meeting shall be noticed and held as soon after the June Board Meeting as is practicable in compliance with the governing laws and regulations to elect the seven member board nominated by the MSI Board. Proxy materials to be sent to shareholders will be prepared listing the slate of directors and approval of the auditor as the only agenda items, subject to the duty of the MSI Board in fulfilling its fiduciary duty to submit matters to the MSI shareholders to address now unforeseen changes in circumstances that require shareholder action.

         4. Rights Agreement. At a Board meeting held June 5, 2000, the MSI Board adopted a resolution rescinding, withdrawing and agreeing to redeem the Rights Agreement, dated as of May 19, 1999 between MSI and Zions First National Bank, Rights Agent.

         5. Dismissal and Stay of Action. Immediately following the June Board Meeting, the parties will cause their counsel to present jointly to the Court a stipulation and motion (a) dismissing with prejudice all claims against MSI, except for the claim for declaratory relief, (b) dismissing with prejudice all claims against Lex Udy and Stephen Fleischer, (c) dismissing with prejudice all claims against John T. Day and Nathan L. Wade, except for claims reserved in paragraphs 13 hereof, and (d) staying the Action until such time that NASDAQ has acted on the joint request of MSI and the BLA TRUST that NASDAQ recognizes that MSI shares held by the BLA TRUST are no longer subject to the restrictions of the Voting Agreement. To the extent required by the Court and applicable federal and state securities law, MSI will provide notice to shareholders of the settlement terms upon which dismissal is based. The Parties agree and stipulate that the BLA Trust shall prepare an amended complaint in the Action which shall reflect the procedural posture of the case in light of the dismissal of those certain claims and parties as set forth herein. This amended complaint shall be

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filed with the dismissal which is the subject of this section. The parties stipulate to the amendment, subject to the approval of the Court. This stipulation shall not act as a waiver as to any claim or defense available regarding the subject matter of the amended complaint.

         6. Final Dismissal. Upon NASDAQ's recognition that MSI shares held by the BLA TRUST are no longer subject to the restrictions of the Voting Agreement, the BLA TRUST will cause all remaining causes of action to be dismissed with prejudice and all claims against any DEFENDANTS which have been reserved hereunder will be released in full. Should NASDAQ find that the BLA TRUST is subject to the restrictions of the Voting Agreement, the stay of the Action will end upon written notice to the Court and to all DEFENDANTS; BLA TRUST may at that time proceed with the remaining causes of action and the MSI Board will be free to adopt what ever resolutions on the subject of the Voting Agreement it deems to be in the best interests of MSI and its shareholders, including a resolution that, in light of NASDAQ's actions, the restrictions of Voting Agreement will thereafter be applied to shares held by the BLA TRUST.

         7. BLA Litigation Expenses. Within five days of the Court order being issued dismissing and staying the Action as required by Paragraph 5 above, MSI shall deliver to counsel for the BLA TRUST a check in the amount of $20,000 as reimbursement of part of the litigation expense the BLA TRUST has incurred in the Action.


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         8. Trust Changes. Upon election of the proposed slate of seven directors and to become effective at the conclusion of the annual MSI shareholders meeting, the BLA TRUST with the written consent of the now existing beneficiaries, will cause changes to be made to the BLA Trust which will provide that, subject to the requirements of any applicable rule against perpetuities, for a period running until the later of that date upon which the BLA Trust no longer holds MSI stock in an amount greater than five percent (5%) of the outstanding shares of MSI or that date when the principal amount of the Promissory Note owed to Dal and Carolyn Bagley has been paid in full, the BLA Trust may not terminate or otherwise make distributions of MSI stock to the Beneficiaries, except in amounts which, in aggregate, do not exceed five percent (5%) of the outstanding shares of MSI. The changes to the BLA Trust shall not preclude the BLA Trust or any Beneficiary of the BLA Trust from selling shares of stock of MSI in the market, subject to applicable securities restrictions.

         9. Voting Agreement. Immediately following the annual shareholders meeting and the election of the slate of directors proposed by the MSI Board, and subject to the BLA TRUST having made the changes required by paragraph 8 hereof, the newly elected MSI Board will adopt a resolution that in light of the changes made to the BLA TRUST and in light of additional information, the MSI Board has concluded that the shares of MSI stock held by the BLA TRUST are no longer subject to the restrictions imposed by the Voting Agreement.

         10. NASDAQ. Within a reasonable time, but no longer than 90 days following the MSI annual shareholders meeting, representatives of MSI to be selected by the MSI Board, together with representatives of the BLA TRUST, will present to NASDAQ the resolution that MSI has concluded that the BLA TRUST is no longer subject to the restrictions of the Voting Agreement and reasons to support that resolution in a good faith effort to convince NASDAQ to accept the action by the MSI Board. It is the intent of the parties to use all reasonable efforts at NASDAQ to obtain a ruling favorable to the BLA TRUST, including if necessary pursuing formal NASDAQ hearings.

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         11. Release of MSI. The BLA Trust hereby forever releases. discharges, and acquits MSI, including its non-DEFENDANT directors, officers, agents, counsel, insurers, sureties, successors and assigns, but excepting the DEFENDANT directors and officers other than as released in Paragraph 13 hereof, from any and all claims, liabilities, causes of action, damages, costs, losses and expenses that arise from or relate to allegations set forth in the Action, except with respect to claims arising out of or relating to any breach of this Settlement Agreement and the claims reserved and stayed for declaratory relief.

         12. Release of Udy and Fleischer Without Reservation. The BLA Trust hereby forever releases, discharges, and acquits Lex Udy and Stephen Fleischer, including their agents, counsel, insurers, sureties, successors and assigns from any and all claims, liabilities, causes of action, damages, costs, losses and expenses that arise from or relate to allegations set for~ in the Action, except with respect to claims arising out of or relating to any breach of this Settlement Agreement.

         13. Release of Remaining Individual DEFENDANTS. The BLA Trust hereby forever releases, discharges, and acquits DAY and WADE, and each of them separately and individually, as well as collectively, including their agents, counsel, insurers, sureties, successors and assigns from any and all claims, liabilities, causes of action, damages, costs, losses and expenses that arise from or relate to allegations set forth in the Action, except for and expressly reserving claims arising out of or relating to any breach of this Settlement Agreement, claims reserved and stayed for declaratory relief, and claims the BLA TRUST may have arising solely from and limited to their applying the restrictions of the Voting Agreement to MSI shares held and attempted to be voted by the BLA TRUST at the annual shareholders meeting held on May 19, 1999.

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         14. Release of BLA Trust. MSI, UDY and FLEISCHER hereby forever release, discharge, and acquit the BLA TRUST including its Trustees and Beneficiaries agents, counsel, insurers, sureties, successors and assigns from any and all claims, liabilities, causes of action, damages, costs, losses and expenses that arise from or relate to the facts alleged in the Action, except with respect to claims arising out of or relating to any breach of this Settlement Agreement and the claims reserved and stayed for declaratory relief.

         15. No Assignment of Claims. Each party hereby warrants and represents that no action, cause of action, claim or demand hereby released by such party l, or any interest therein, has been assigned to a third party.

         16. Signers Duly Authorized. The signatories to this Agreement, and each of them, hereby warrant that they are duly authorized to enter into this Agreement on behalf of the entities on whose behalf they purport to act.

         17. Opportunity for Review. It is hereby expressly understood and agreed that this Agreement has been freely and voluntarily entered into by the parties, and that the parties have had the opportunity to consult with their respective counsel regarding this Agreement.

         18. Entire Agreement. This Settlement Agreement constitutes the entire agreement of the parties with respect to subject matter hereof and replaces all prior negotiations, understandings, or agreements, should any party claim such existed, related to the claims resolved by this Settlement Agreement.


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         19. Executed in Counterparts. This Agreement may be executed in counterparts, each of which when executed and delivered shall be an original, but all counterparts shall constitute the same instrument. Any document executed by a party hereto and thereafter conveyed to the other party in facsimile form shall be considered an original document, signed in counterpart.

         20. Reasonable Legal Fees for Enforcement. In the event of a default or breach of this Settlement Agreement by any party hereto, the defaulting or breaching party shall pay all reasonable legal fees, costs and expenses incurred by the non-defaulting party in enforcing this Settlement Agreement. Each party will, however, bear their own costs and attorney fees incurred in connection with this matter through the date of the execution of this Settlement Agreement.

         21. Governing Law. This Settlement Agreement shall be governed by the law of the State of Utah.

            EXECUTED as of this _________ day of June, 2000

                                      THE BLA INVESTMENT IRREVOCABLE TRUST

                                      By: ______/s/_____________________________
                                            Bryan Bagley, Trustee


                                      By: ______/s/_____________________________
                                            Lisa Higley, Trustee

                                      __________/s/_____________________________
                                      BRYAN BAGLEY, Individually And as
                                      Beneficiary of The BLA TRUST

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                                      __________/s/_____________________________
                                      LISA HIGLEY, Individually And as
                                      Beneficiary of The BLA TRUST



                                      __________/s/_____________________________
                                      AMANDA BAGLEY, Individually And as
                                      Beneficiary of The BLA TRUST


                                      MINING SERVICES INTERNATION
                                      CORPORATION



                                      By: John T. Day

                                            It's: President



                                      __________/s/_____________________________
                                            JOHN T. DAY, Individually


                                      __________/s/_____________________________
                                            LEX UDY, Individually



                                      __________/s/_____________________________
                                            NATHAN L. WADE, Individually



                                      __________/s/_____________________________
                                            STEPHEN FLEISCHER, Individually




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